THE TAIWAN FUND, INC. REVIEW
November 2005

HSBC Investment (Taiwan) Limited 24/F No. 99, Tunhwa S. Rd., Sec. 2 Taipei 106, Taiwan	Tel: (8862) 2325-7888 Fax: (8862) 2706-5371

Portfolio Review

Market review:
In line with other emerging markets, the Taiwan Stock Exchange Index (“TAIEX”) rose by 7.7% in U.S. dollar terms in November mainly due to the rebound of the technology sector. Despite net selling of NT$9.0 billion by local institutions, foreign investors net bought NT$180 billion. Proprietary traders were also net buyers and net bought NT$6.2 billion. On the economic front, export orders reached a record high of US$24.6 billion in October, up 21.6% year over year. Industrial and manufacturing production also rose 9.3% year over year and 9.0% year over year, respectively. The Christmas peak shopping season effect and strong demand from China should continue to boost orders before year-end. In terms of sector performance, the technology, tourism, and financial sectors rose by 12.4%, 14.3%, and 3.1%,respectively, while steel and automobile sectors declined by 4.1% and 0.2%, respectively.
Fund Performance Review:
The Fund outperformed its benchmark by 2.1% in November. The overweight position in the Integrated Circuit (“IC”) design sector and underweight position in the petrochemical sector contributed positively to the Fund’s performance. The underweight position in the foundry/packaging sector contributed negatively to the Fund’s performance.
Investment Strategy:
Assuming positive sales momentum and strong liquidity continues in the coming months, the market may have moderate upside before January 2006. To take advantage of an anticipated year-end rally, we plan to remain moderately aggressive in our investment strategy. We plan to remain underweight in the industrial cyclical sectors, such as steel, petrochemical, paper and textile, based on the slowing demand from China and increasing supply from new capacities. On the other hand, we plan to remain overweight in the technology sector since we expect the visibility of many technology companies to continue improving, up to the first quarter in 2006. Those companies include semiconductor foundry/packaging companies, IC design, handsets and consumer electronics companies. We expect that share price of technology companies should continue to outperform in the coming two months. Our main focus will be technology stocks with good value and with good visibility in the first quarter of 2006. Overall, we plan to remain overweight in the technology sector; especially IC design, handset and consumer electronics related shares and continue to underweight industrial cyclical and financial shares.

Total Fund Sector Allocation
As of 11/30//05	% of	% of
	Total Fund	TAIEX
PC & Peripherals	17.8	14.92
Semiconductor Manufacturing	12.7	14.95
Electronic Components	11.9	1.56
IC Design	11.4	3.93
Electronics	8.7	5.30
TFT-LCD	7.0	4.78
Finance	6.9	17.41
Iron & Steel	4.9	2.48
Telecommunication	4.3	7.83
Memory IC	3.2	1.53
Chemicals	2.8	1.21
Plastics	1.9	10.12
Transportation	1.5	2.31
Others	0.0	1.83
Textiles	0.0	1.36
Automobile	0.0	1.26
Electric & Machinery	0.0	1.16
Computer Service and Software	0.0	1.05
Construction	0.0	0.90
Cement	0.0	0.86
Wholesale & Retail	0.0	0.78
Foods	0.0	0.63
Rubber	0.0	0.52
Elec. Appliance & Cable	0.0	0.46
Glass & Ceramics	0.0	0.31
Paper & Pulp	0.0	0.30
Tourism	0.0	0.25
Biotech	0.0	0.00
Securities	0.0	0.00
Total	95.0	100.00
Cash	5.0

Technology	77.0	55.85
Non-Technology	11.1	26.74
Financial	6.9	17.41

Total Net Assets: US$249.60 Million

Top 10 Holdings of Total Fund Portfolio
As of 11/30/05	% of Total Portfolio

MediaTek, Inc.	8.28

Hon Hai Precision Industry Co. Ltd.	6.28

China Steel Corp.	4.93

Taiwan Semiconductor Manufacturing Co.	4.83

Asustek Computer, Inc.	4.65

Cheng Uei Precision Industry Co. Ltd.	4.41

Tripod Technology Corp.	4.25

Cathay Financial Holding Co. Ltd.	3.62

Au Optronics Corp.	3.56

Kinsus Interconnect Technology Corp.	3.42

Total	48.23

NAV: US$15.25 Price: US$13.97 Discount: -8.39%
No. of Shares: 16.4Million

Returns in US$(%)*

	The Taiwan Fund, Inc.	Taiwan Stock Exchange Index
One Month	9.87	7.74
Fiscal Year to Date**	3.32	0.47
One Year	12.82	5.22
Three Years	12.33	11.51
Five years	2.04	3.08
Ten Years	1.98	0.57
Since Inception	9.71	10.24
*Returns for the Fund are historical total returns that reflect changes in net asset value per share during each period and assume that dividends and capital gains, if any, were reinvested. Returns for the Taiwan Stock Exchange Index (“TAIEX”) are not total returns and reflect only changes in share price but do not assume that cash dividends, if any, were reinvested, and thus are not strictly comparable to the Fund returns. Past performance is not indicative of future results of the Fund. Returns are annualized, except for periods of less than one year which are not annualized.
** The Fund’s fiscal year commences on September 1.

Premium/Discount of TWN

Market Data
	As of 10/31/05	As of 11/30/05
TAIEX	5764.30	6203.47
% change in NTD terms	-5.79	7.61
% change in USD terms	-6.81	7.74
NTD Daily avg. trading volume (In Billions)	71.65	79.45
USD Daily avg. trading volume (In Billions)	2.14	2.37
NTD Market Capitalization (In Billions)	13850.62	14257.68
USD Market Capitalization (In Billions)	412.82	425.41
FX Rate: (NT$/US$)	33.551	33.515

Disclaimer:	This report is based on information believed by us to be reliable. No representation is made that it is accurate or complete. The figures in the report are unaudited. This report is not an offer to buy or sell or a solicitation of an offer to buy or sell any securities mentioned.
The daily NAV of the Fund is available from Lipper and CDA Weisenberger, or you may obtain it by calling toll free (800) 636-9242.
Lead Fund Manager: Victor Shih
Deputy Fund Manager: Steven Chan

2